EXHIBIT 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

On Track Innovations Ltd.

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-111770, No. 333-115953, No. 333-121316, No. 333-127615 and No. 333-130324) and in the registration statement on Form S-8 (333-116429) of On Track Innovations Ltd. of our report dated March 24, 2006, with respect to the consolidated balance sheets of On Track Innovations Ltd. and its subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 20-F of On Track Innovations Ltd.

/s / Somekh Chaikin —————————————— Certified Public Accountants (Israel) A member of KPMG International Tel Aviv, May 22, 2006